Exhibit 99.1

Dear Colleagues and Stockholders:

I am writing to let you know that I am taking a temporary medical leave of absence from Lyell as a result of a recent health situation. I expect to make a full recovery and to return in early 2022.

I want to personally thank all Lyellites for the incredible work they are doing to advance the ambitious and important mission of Lyell. I’d also like to thank my fellow Board members for their support.

Knowing that the company is led by Liz and a truly outstanding leadership team, and that the team is supported by an amazing group of employees who will continue to advance our important mission - curing solid tumor cancers - enables me to focus fully on my health. I am confident that tremendous progress will be made during my leave, and I can’t wait to catch up upon my return.

My family and I deeply appreciate your good wishes and support. Please know that I will be taking a break from general business communications (something new for me!) but I will stay in touch with Liz. I thank you for respecting my and my family’s privacy during this time.

Rick